Exhibit 107

Calculation of Filing Fee Tables

Registration Statement on Form S-8

Acrivon Therapeutics, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity (2)	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	1,561,563	$2.71 (3)	$4,231,835.73	.00015310	$647.89

Equity (4)	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	312,312	$2.30 (5)	$719,410.69	.00015310	$110.14

Total Offering Amounts					$4,951,246.42		$758.04

Total Fee Offsets							—

Net Fee Due							$758.04

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock, par value $0.001 (the “Common Stock”), that become issuable under the Registrant’s 2022 Equity Incentive Plan (the “2022 Plan”) and 2022 Employee Stock Purchase Plan (the “2022 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2022 Plan on January 1, 2025 pursuant to an “evergreen” provision contained in the 2022 Plan. The number of shares reserved under the 2022 Plan will automatically increase on the first day of each fiscal year, starting on January 1, 2023 and continuing through January 1, 2032, in an amount equal to 5.0% of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the preceding calendar year; provided, however, that the Registrant’s board of directors (the “Board”) may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon $2.71, which is the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on March 27, 2025.

(4)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2022 ESPP, on January 1, 2025 pursuant to an “evergreen” provision contained in the 2022 ESPP. The number of shares reserved under the 2022 ESPP will automatically increase on the first day of each fiscal year, starting on January 1, 2023 and continuing through January 1, 2032, in an amount equal to 1.0% of the total number of shares of the Registrant’s common stock outstanding on December 31st of the preceding calendar year; provided, however, that the Board may act prior to January 1st of a given year to provide that there will be no increase for such year or that the increase for such year will be a lesser number of shares.

(5)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon $2.30, which is the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on March 27, 2025, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2022 ESPP.